EXHIBIT 1.01

ACQUISITION AGREEMENT

by and among

THE VAPOR GROUP, INC.,

a Florida corporation

and

VGR MEDIA, INC.

a Florida corporation

and

THE SHAREHOLDERS OF VGR MEDIA, INC.

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ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement”) is dated as of this 31st day of December, 2014 by and between the VAPOR GROUP, INC., a Florida corporation (“VGI”), VGR MEDIA, INC., a Florida corporation (“VGR”), and the shareholders of VGR (the “Shareholders”). Each of VGI, VGR and the Shareholders shall be referred to as a “Party” and collectively as the “Parties.”

The Parties agree as follows:

1.	The Acquisition.

1.1

Share Exchange Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, VGI shall acquire all of the issued and outstanding shares of capital stock of VGR, consisting of no shares of preferred stock and three hundred and fifty million (350,000,000) restricted shares of common stock, $0.001 par value per share, issued in book form, (the “VGR SHARES”), and the Shareholders shall deliver to VGI in return for the VGI Shares (as hereinafter defined) all the VGR SHARES, free and clear of any and all Encumbrances (as hereinafter defined) other than restrictions imposed by Federal and State securities laws.

1.2

VGI Shares to be Issued. In exchange for the VGR SHARES, VGI shall issue to the Shareholders, per the following Section 2.4, “Deliveries by VGI following the Closing.”, one hundred thousand (100,000) shares of its Series B Preferred Stock, $0.001 par value per share (the “VGI SHARES”), which may not be converted by the Shareholders, their successors or assigns, into shares of VGI common stock until after (1) year from the Effective Date of this Agreement. The VGI SHARES shall represent the full value for all of the outstanding shares of VGR and shall be issued to the Shareholders set forth in Exhibit A hereto.

1.3	Assets of VGR. The Shareholders represent that they are the sole shareholders of VGR and hereby transfers to VGI all their interests in VGR to VGI.

2.	The Closing.

2.1

Place and Time. The consummation of this Agreement shall take place at the offices of VGI no later than the close of business (Eastern Standard time) on December 31, 2014, or at such other place, date and time as the Parties may agree in writing (the “Closing Date”).

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2.2	Deliveries by VGR at Closing to VGI. At the Closing, VGR shall deliver the following:

a.	a list of all the assets and liabilities of VGR (the “VGR ASSETS”); and

b.

all other documents, instruments and writings required by this Agreement to be delivered by VGR at Closing and any other documents or records relating to VGR’s business as reasonably requested by VGI in connection with this Agreement.

c.	The VGR Shares.

d.	A signed copy of this Agreement.

2.3

Deliveries by VGI at Closing to VGR. At the Closing, VGI shall deliver to VGR and the Shareholders signed copies of this Agreement and all other documents, instruments and writings required by this Agreement to be delivered by VGI at Closing to VGR.

2.4

Deliveries by VGI following the Closing. Within fifteen (15) business days following the Closing, VGI shall cause to be issued to the Shareholders, as contemplated by Section 1.2 hereof, the VGI SHARES which shall bear a restriction that each such share may not be converted by the Shareholders, their successors or assigns, into shares of VGI common stock until after (1) year from the Effective Date of this Agreement; and

2.5	Deliveries by the Shareholders. At the Closing, the Shareholders shall deliver to VGI the VGR SHARES as contemplated by Section 1.1.

3.	Conditions to VGI’s Obligations.

The obligations of VGI to effect the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by VGI:

3.1

No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits VGI’s acquisition of the VGR SHARES or the issuance of the VGI SHARES or that will require any divestiture as a result of VGI’s acquisition of the VGR SHARES or that will require all or any part of the business of VGI to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on VGI or VGR if this Agreement is consummated shall be pending.

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3.2

Representations, Warranties and Agreements. (a) The representations and warranties of VGR set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) VGR shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

3.3

Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of VGI’s acquisition of the VGR SHARES shall have been obtained and shall be in full force and effect.

3.4	Approval of VGI Directors. The transactions described herein shall be approved by a majority vote of the VGI Board of Directors, which approval shall be delivered to VGR in writing at Closing.

4.	Conditions to VGR’s and the Shareholders’ Obligations.

The obligations of VGR and the Shareholders to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by VGR and the Shareholders:

4.1

No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits VGI’s acquisition of the VGR SHARES or the Shareholders’ acquisition of the VGI SHARES, or that will require any divestiture as a result of VGI’s acquisition of the VGR SHARES or the Shareholders’ acquisition of the VGI SHARES, or that will require all or any part of the business of VGI or VGR to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on VGI or VGR if this Agreement is consummated shall be pending.

4.2

Representations, Warranties and Agreements. (a) The representations and warranties of VGI set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) VGI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.3

Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of VGI’s acquisition of the VGR SHARES and the Shareholders’ acquisition of the VGI SHARES shall have been obtained and shall be in full force and effect.

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5.	Conduct of Business Prior to the Closing.

5.1	Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, VGI and VGR shall each conduct its businesses in all material respects in the ordinary course.

5.2

Business Organization. Between the date of this Agreement and the Closing Date, VGI and VGR shall each (a) preserve substantially intact their business organization; and (b) preserve in all material respects their present business relationships and good will.

5.3

Corporate Organization. Between the date of this Agreement and the Closing Date, VGI and VGR shall not cause or permit any amendment of its respective certificate of incorporation or bylaws (or other governing instrument) and shall not:

1.

without the prior approval of the other Party, issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

2.

without the prior approval of the other Party, create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;

3.	reclassify, split up or otherwise change any of its Equity Securities;

4.	be party to any merger, consolidation or other business combination;

5.

sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to its business or financial condition, except in the ordinary course of business.

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6.	Definitions.

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 6.

6.1

“Encumbrances.” Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

6.2	“Equity Securities.” See Rule 3a11-1 under the Securities Exchange Act of 1934.

6.3

“Governmental Body.” Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

6.4	“Person.” Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

7.	Termination.

7.1	Termination. This Agreement may be terminated only as follows:

1.	By written agreement of VGR and VGI at any time.

2.

By VGI, by notice to VGR at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

3.

By VGR, by notice to VGI at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

7.2	Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall terminate without any liability or further obligation of any Party to another.

8.

Notices. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth as to the address of each respective Party as recorded on sunbiz.org of the Secretary of State of Florida (or to such other addresses, telex numbers and facsimile numbers as a Party may designate as to itself by notice to the other Parties).

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9.	General Provisions.

9.1	Expenses. Each Party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

9.2	Headings. The headings in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

9.3

No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

9.4	Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the Parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

9.5	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

9.6

Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; provided that neither Party may assign its rights hereunder without the consent of the other.

9.7

No Interpretation Against Drafter. There shall be no rule of interpretation against the drafter in drafting this Agreement. Both Parties acknowledge they have had ample time to review this Agreement, make or negotiate any changes they deem necessary, and have had the opportunity to review this Agreement with their respective attorneys.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and entered into as of the date first above-written.

“VGI”	“VGR”

THE VAPOR GROUP, INC. a Florida corporation	VGR MEDIA, INC. a Florida corporation

By:	By:
Dror Svorai	Yaniv Nahon
President	Vice President

“Shareholders”

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EXHIBIT A

TOTAL VGI SHARES TO BE DELIVERED

FOR VGR MEDIA, INC.

VGI SHARES to be Issued to VGR’s Shareholders

Name of Shareholders	No. of Series B Preferred Shares
Dror Svorai	75,000
Yaniv Nahon	25,000
Total	100,000

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